Exhibit 99.1

Access Announces Board Changes, Names Anzilotti Chairman

RESTON, Va.--(BUSINESS WIRE)--June 19, 2015--Access National Corporation (NASDAQ: ANCX) (the “Company”), parent company for Access National Bank, announced several changes today to the Board of Directors of both Companies, all made on and effective June 18, 2015. Non-executive Chairman James (“Ted”) Jadlos resigned from the Board citing the need to focus significant time and energy on a new, non-competing business interest in Secondary Capital Holdings, LLC. Mr. Jadlos served as a Director of the Company and of its lead subsidiary, Access National Bank, since 2000.

Director Michael Anzilotti was elected by the Board as non-executive Chairman to succeed Mr. Jadlos. Director Martin Friedman was elected by the Board to the newly created position of Vice Chairman.

In his resignation, Mr. Jadlos stated, “I wish the Company continued success. I would like to express sincere appreciation to the Board and Management for building a great company that has provided a rewarding investment for shareholders and clients, including myself. I have full confidence that the Bank and Management team will be strongly supported by the appointment of Mike Anzilotti as Chairman.”

Michael Anzilotti said, “I am honored to succeed Ted Jadlos as Chairman, and am grateful for the Board’s confidence. I look forward to working closely with Management and the Board to foster the continued financial success and shareholder friendliness that has been routine under Ted’s leadership.”

CEO Michael Clarke expressed his appreciation and outlook, “Ted has been a great partner and very participating Board member in helping shape our success over many years. I am sad to see him step back but feel confident he will remain a supportive shareholder, good client and continuing business friend.”

Mr. Clarke continued, “It is certainly bittersweet as Michael Anzilotti is the perfect candidate for the vacancy Ted created. Mr. Anzilotti was responsible for driving tremendous growth and success at First Virginia Bank and Virginia Commerce Bancorp, Inc. when he served as President of each of those companies. His increased engagement will help us build upon the historical success of Access that brought us up to $1 billion of assets and will take Access to a new level of distinction and relevance in the business community.”

Mr. Clarke concluded, “Finally, I want to thank Martin Friedman for agreeing to step into the new role of Vice Chairman. Martin’s intensive experience investing in our industry will prove invaluable in helping Mike and I shape strategic direction and growth.”

About Michael Anzilotti: Prior to joining the Access Board in February 2014, Mr. Anzilotti served as a Director of the $2.8 billion Virginia Commerce Bancorp, Inc. (NASDAQ: VCBI) until its acquisition by United Bancorp, Inc. (NASDAQ: UBSI) on January 31, 2014. Mr. Anzilotti was President of Arlington Virginia based VCBI from 2004 until his retirement in July 2010. Prior to that, he served as President and CEO of First Virginia Bank from 1995-2004, the leading northern Virginia predecessor to BB&T (NYSE: BBT). Outside of his banking experience, Mr. Anzilotti has served in a variety of community leadership positions that include: Board Member, Virginia Tech Board of Visitors; Chairman, George Mason University Foundation; Chairman, Northern Virginia Community College Educational Foundation; Chairman, Fairfax County Chamber of Commerce; and Chairman, Virginia State Chamber of Commerce. Michael Anzilotti graduated from Virginia Tech with a B.S. in Marketing before earning an MBA at George Mason University. He also graduated from the Stonier School of Banking and holds an Honorary Doctorate from George Mason University as well as an Honorary Associates Degree from the Northern Virginia Community College.

About Martin Friedman: Mr. Friedman has served as a Director of the Company since 2009. He is co-founder and CEO of FJ Capital Management, an investment fund firm based in McLean, VA, since 2008. Additionally, he currently serves on the Board of Directors and Compensation Committee of Anchor Bancorp Wisconsin, Inc., holding company for AnchorBank FSB, a $2.1 billion federal savings bank located in Madison, Wisconsin. He was previously Director of Research for Friedman, Billings, Ramsey Group, a research and securities trading firm, from 1998 to 2007. Prior to that, he was a securities analyst with the same firm from 1992 to 1998. Mr. Friedman served on the Board of Directors for Guaranty Savings Bank in Metairie, Louisiana from 2008 to 2009. Mr. Friedman graduated from the University of Maryland with a B.S. degree in Finance.

About Secondary Capital Holdings, LLC: Former Chairman Ted Jadlos is capitalizing Secondary Capital Holdings, LLC, based in Greenwood Village, CO. SCH, LLC (informally called 'school') will assist mortgage market participants in formulating and executing capital markets strategies with particular emphasis on integrating financial technology solutions related to origination and securitization problems. Specifically, it will focus on loans that fall outside of investor/securitization guidelines, which is an area of growing concern for the mortgage industry, particularly for mortgage heavy industries, as new regulations and restrictions are implemented industrywide. Clients will include mortgage originators and investors, but also extend into the broad spectrum of mortgage vendors that support the mortgage industry through financial technology and asset modeling. Directed to originators, it will advise and manage transactions. Directed to investors, it will facilitate acquisition support.

Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered $1 billion asset bank serving the business community of the greater Washington DC Metropolitan area. Additional information is available on our website at www.AccessNationalBank.com. Shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100